AMERICA ONLINE ANNOUNCES
                      FY98 FOURTH QUARTER OPERATING RESULTS
                     THAT SIGNIFICANTLY EXCEED EXPECTATIONS

           Fully-Taxed Fourth Quarter Income, Before Special Charges,
          Rises More Than Ten-Fold to $57.3 Million or $0.23 Per Share,
                     Exceeding Consensus Estimates of $0.19

    AOL Membership Grows by 665,000 - Best Fourth Quarter in Company History

                    Advertising, Commerce and Other Revenues
                     Climb 38% to $124.8 Million in Quarter

                 Full Year Revenues Increase 54% to $2.6 Billion

DULLES, VA, August 4, 1998 -- America Online, Inc. (NYSE: AOL) today announced income before special charges that is significantly better than expectations for its fiscal fourth quarter ended June 30, 1998.

Fourth quarter income, before special charges and on a fully-taxed basis, rose to $57.3 million, which equates to $0.23 per diluted share, up from $5.6 million last year, or $0.03 per share, reported on a comparable basis. Revenues rose to $792.3 million, or 67% over last year's corresponding quarter.

For the full year, America Online had revenues of $2.6 billion, up 54% from $1.7 billion a year ago. Income before special charges for fiscal 1998, on a fully-taxed basis, amounted to $134 million, equal to $0.55 per share, versus a net loss in the previous year of $13.4 million, or $0.07 per share, on a comparable basis.

The Company said that it is not reporting net income today because previously announced, one-time charges are in the process of being finalized. The Company expects to report a charge for the settlement of a shareholder suit, as well as write-offs for in-process research and development in connection with its acquisitions of Mirabilis LTD (ICQ) and NetChannel, Inc. Prior to finalizing its accounting for the acquisitions, the Company consulted with the Securities and Exchange Commission, and these discussions are continuing.

Once the amounts of the charges are finalized, the Company will release full financial results for its fourth quarter and fiscal 1998. The Company said its fourth quarter and fiscal year-end 1998 operating results before special charges are final and will not change.

Leadership Extended in Interactive Services

"AOL's business has never been stronger - with multiple brands and multiple revenue streams, a cost-efficient infrastructure, an unparalleled relationship with our members and a clear vision," said Steve Case, Chairman and Chief Executive Officer of America Online.

"In a year when the interactive medium came of age, America Online emerged as the clear choice among consumers and the Internet's first blue-chip company," Mr. Case continued. "In 1998, we delivered strong revenues and operating profits, while taking the critical steps to position the Company for future profitable growth. With this strong foundation and record of achievements, we have great confidence in the business moving into the coming fiscal year."

Operating highlights from this year's fiscal fourth quarter include:

- AOL Membership: The AOL service grew by 665,000 members over the quarter, an 11% increase over fiscal 1997's fourth quarter new member additions - making it the best fourth quarter and fiscal year in the Company's history. Over the full year, membership climbed 3.9 million, compared to 2.4 million in 1997. AOL ended fiscal 1998 with a total of 12.5 million members worldwide.

- Service Revenues: AOL service revenues climbed to $667.5 million, a 73% increase over last year's fourth quarter, reflecting higher membership and higher revenue per member.

- Other Revenues: Advertising, commerce and other revenues rose to $124.8 million, with the advertising and commerce fees climbing to $83.1 million, an 87% increase over 1997's corresponding quarter.

- Advertising and Commerce Backlog: AOL increased its backlog of advertising and commerce contract revenues from $180 million at the end of fiscal 1997 to $510.5 million at June 30.

- Operating Margins: Operating margins, before special charges, improved to 11.3% for the quarter from 1.6% in 1997's fourth quarter.

- Marketing Spending: Marketing expenses were held to just 12% of revenues, compared to 21% during last year's fourth quarter.

- Operating Cash Flow: The Company generated approximately $55.3 million in operating cash flow during the quarter and today has cash and cash equivalents in excess of $1 billion, up from $124.3 million at June 30, 1997.

Bob Pittman, President and Chief Operating Officer, stated, "These results clearly reflect the strength of our core business, which generates profitable growth while allowing us to make investments in new products and services - our growth vehicles for the future. Our flagship AOL service extended its worldwide lead in the mass market and achieved breakthrough agreements with a wide range of advertising and commerce partners. Leading consumer brands like Kodak and Unilever are increasingly recognizing the attractiveness of AOL's customer base and we are forging innovative relationships."

Mr. Pittman continued, "Our targeted brands - CompuServe, AOL.COM, ICQ and Digital City - have added an important new dimension to our business model, dramatically increasing our global audience and revenue potential. AOL's shared, cost-effective infrastructure, scale and expertise position us uniquely to profitably grow these other brands. We look forward to the launch of a number of exciting new products this Fall and the continuing development of extensions of AOL to emerging platforms."

AOL Service Highlights

Over the year, AOL undertook a number of initiatives to improve the member experience and enhance the service's value proposition. Last month, C/NET awarded AOL its Editors' Choice recommendation as the #1 national Internet service provider for being "the best deal in town."

Last week, the final version of AOL's next-generation software, AOL 4.0, became available to members for downloading - the first step of the broad-scale consumer launch of AOL 4.0 that will culminate with the mailing of easy-to-install CD-ROM's to millions of members and potential customers. With its unparalleled array of new products and features that further enhance the service's convenience, ease-of-use and seamless integration with the Web. During its preview period and now in its launch, AOL 4.0 has generated more than 3 million downloads.

AOL members averaged 44.2 minutes a day online in the latest quarter, a 16% increase over a year ago, during what is the seasonally slow period for usage. The current quarter's member usage is continuing to grow. In another measure of AOL's "ratings," simultaneous usage of the service during peak periods grew during the quarter to more than 692,000.

As part of its commitment to provide the most advanced technology available for the best possible member experience, AOL last month deployed the standard V.90 modem protocol for high-speed 56 Kilobits-per-second (Kbps) access throughout AOLnet, the world's largest dial-up data network. The Company added 350,000 modems available to AOL members over the past year, for a total of 800,000, and expects its network to surpass one million modems during fiscal 1999.

During the quarter, AOL launched the first nationwide field trials of Digital Subscriber Line - xDSL - broadband service. The Company said that it intends to offer its members this higher-speed option when it becomes easy-to-use and commercially viable for the mass market.

Advertising & Commerce Agreements Highlights

Over the quarter, the Company increased to approximately 50 its number of partners with multi-year advertising and commerce agreements valued in excess of $1 million.

In the single largest commitment to the interactive medium made by any packaged goods marketer to date, Unilever, the global leader in consumer packaged goods, joined AOL in a three-year global interactive marketing agreement earlier this month. Under the agreement, as many as 100 Unilever brands will benefit from a prominent presence throughout the AOL service. Unilever brand advertising may also appear on CompuServe. And Unilever will have a global advertising presence on several of AOL's international services for specific packaged goods categories.

Over the past several weeks, the Company announced two-year pacts with four leading online brokerages for a combined total of $100 million. In the Fall, DLJdirect (TM), E*TRADE, Waterhouse Securities and Ameritrade will become the premier brokerages in AOL's new Brokerage and Mutual Fund Centers in the AOL Personal Finance Channel -- the most frequently visited channel on AOL and cyberspace's most popular personal finance destination.

AOL also concluded an alliance with photo giant Eastman Kodak Company to offer members an exclusive new online service -- "You've Got Pictures!"(sm) -- that will revolutionize how people share and store their favorite pictures and add a compelling new dimension to both online communications and photography. The service is scheduled for launch this Fall.

In addition, AOL entered into key marketing alliances with a series of major personal computer manufacturers. The new multi-year agreements make AOL the featured Internet service on a range of computers made by the Compaq Computer Corporation, Packard Bell NEC, Inc., and IBM. Consumers will be able to access the pre-installed AOL software by simply clicking on the prominently displayed AOL icon during the computer's initial setup process.

The Company said these pacts underscore the power of the AOL brand and the increasing importance that consumers put on the Internet experience in buying personal computers.

AOL International Highlights

AOL International enjoyed strong growth during the quarter, surpassing 2.5 million combined AOL and CompuServe members. In France, America Online, Bertelsmann, Canal+ and Cegetel signed agreements to establish a new strategic alliance to serve a combined 285,000 French members.

AOL International built its advertising and commerce revenues with the international component of the Unilever agreement, the first-ever global interactive marketing pact. In addition, AOL Europe, the joint venture between America Online and Bertelsmann, reached an agreement with N2K Inc., the leading online music entertainment company, to make N2K's Music Boulevard the exclusive music partner for AOL's European services. And AOL and Excite, Inc. announced an agreement to launch localized versions of the AOL NetFind product, powered by Excite's search and navigation technology, on the AOL Japan and AOL Canada services.

Highlights from CompuServe, AOL.COM, Digital City, and ICQ

In June, CompuServe launched its new client, CompuServe 4.0, and CompuServe Instant Messenger in the United States. Together these new products deliver a faster, more convenient and more productive Internet experience for today's busy adults. Early next year, CompuServe plans to introduce its 5.0 software, based on AOL's state-of-the-art technology platform while preserving the distinctive CompuServe look and feel.

As part of its agreement with AOL, Packard Bell NEC also will be promoting CompuServe within the initial setup process on its personal computers.

AOL continues to expand its portal strategy, through the continued development of AOL.COM as well as the expansion and repositioning of ICQ. Last month, the Company introduced the preview version of the redesigned AOL.COM, the #1 Web site among home users. With a fresh look and new Web content and product offerings, it is becoming a premier destination site for both AOL members and the Internet audience at large. AOL.COM will continue to evolve over the coming months before the launch of the final version sometime later this year.

Since its acquisition, ICQ -- the fastest-growing instant communications service on the Internet -- has continued its phenomenal growth, totaling 13.9 million registered users including 6.8 million active users recording 263 million hours of usage per month by the end of the quarter. Last month, ICQ was named the overall winner of PC Magazine's Shareware Awards, as well as of the e-mail, news readers, and chat awards.

While operating ICQ as a separate brand, the Company said it will continue to develop the ICQ instant communications and chat technology to improve the service and establish its revenue-generating capabilities as a major Web portal built around an active and rapidly growing community.

During the quarter, AOL Studios' Digital City, the #1 branded local content and community guide on the Internet and the AOL service, expanded into 12 new cities -- bringing to 50 the number of markets it now serves. Digital City was also launched on CompuServe and on AOL.COM. In addition, AOL launched its next-generation Digital City Los Angeles, an interactive online city guide with enhanced features and functionality and availability on the World Wide Web.

Digital City and Netscape Communications Corporation announced a two-year strategic agreement yesterday to make Digital City the exclusive local content provider to the co-branded Local Channel of Netscape's Netcenter 2.0.

                                    * * * *

America Online, Inc., based in Dulles, Virginia, is the world's leader in branded interactive services and content. America Online, Inc. operates two worldwide Internet online services: America Online, with more than 12.5 million members; and CompuServe, with approximately 2 million members. America Online, Inc. also operates AOL Studios, the world's leading creator of original interactive content. Other branded Internet services operated by America Online, Inc. include AOL.COM, the world's most accessed Web site from home; Digital City, Inc., the #1 branded local content network and community guide on AOL and the Internet; AOL NetFind, AOL's comprehensive guide to the Internet; AOL Instant Messenger, an instant messaging tool available on both AOL and the Internet; and ICQ, an instant communications and chat technology on the Internet.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address the following subjects: accounting charges and treatment in connection with the Mirabilis LTD and NetChannel, Inc. acquisitions, the Company's expectations regarding fiscal 1998 financial results and future financial results, timing for launch of new products, services and platforms, and the growth of the Company's network.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: final accounting treatment for recent acquisitions; increased competition and its effects on pricing, third-party relationships, the subscriber base and revenues; inability to provide adequate network capacity; reliance on three network service providers; slowing or reversing subscriber and/or revenue growth, requiring the Company to increase marketing spending and causing decreased margins; inability to establish and maintain relationships with electronic commerce, advertising, marketing, technology and content providers; inability to identify, develop and achieve commercial success for new access and distribution technologies; risks of regulation in the U.S. and internationally in certain relevant areas.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, especially in the Forward-Looking Statements section of the Management's Discussion and Analysis section of the Company's Form 10-K for the fiscal year ended June 30, 1997 and in the subsequently filed Forms 10-Q, and in the Risk Factors section of the Company's most recently filed registration statement on Form S-3 filed in June 1998.